UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is an email from Mark P. Mays, Chief Executive Officer of Clear Channel Communications, Inc., sent to the employees of Clear Channel Communications, Inc. on April 18, 2007.
Good morning,
In our continuing commitment to keep you posted on developments related to our proposed merger, we want to let you know that today we announced that the private equity group has increased its offer to $39.00 in cash for each share of Clear Channel common stock owned, up from their previous offer of $37.60 in cash per share. The Board of Directors has unanimously approved this amended merger agreement. As a result, our special meeting of shareholders to vote on the merger agreement will be rescheduled to May 8, 2007. Please refer to this morning’s news release for details. We strongly urge you to vote FOR the amended merger agreement. If you are a shareholder and have already cast your vote for the merger, you do not need to vote again.
We have a great company, great assets, and most of all, great people, of which we are extremely proud. Thank you for your patience and support during this process. Like all of you, we look forward to a successful resolution.
With Regards,
Mark